Exhibit 4.17
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE. PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE WARRANT UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. WB — 1	Warrant to Purchase 5,126,538 Shares of Common Stock (subject to adjustment)

Warrant Issue Date: April 30, 2009
WARRANT TO PURCHASE COMMON STOCK
of
NationsHealth, Inc.
Void after April 30, 2019
     This certifies that, for value received, MHR Capital Partners Master Account LP, an Anguilla, British West Indies limited partnership, or registered assigns (“Holder”) is entitled, subject to the terms set forth below, to purchase from NationsHealth, Inc. (the “Company”), a Delaware corporation, 5,126,538 shares of the Common Stock of the Company, as constituted on the “Warrant Exercisability Date” (as defined below), upon surrender hereof, at the principal office of the Company referred to below, with the subscription form attached hereto duly executed, and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 2 below. The number, character and Exercise Price of such shares of Common Stock are subject to adjustment as provided below. The term “Warrant” as used herein shall include this Warrant, which is one of a series of warrants issued for the Common Stock of the Company (collectively, the “Note Warrants”, and any warrants delivered in substitution or exchange therefor as provided herein. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Limited Waiver and Consent to the 7 3/4% Convertible Secured Notes, dated April 30, 2009, by and among the Company, NationsHealth Holdings, L.L.C., a Florida limited liability company and a wholly-owned subsidiary of the Company, United States Pharmaceutical Group, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, Diabetes Care & Education, Inc., a South Carolina corporation, National Pharmaceuticals and Medical Products (USA) LLC, a Florida limited liability company, MHR Capital Partners Master Account LP (as assignee of MHR Capital Partners (500) LP (f/k/a MHR Capital Partners LP), OTQ LLC, MHR Capital Partners (100) LP and MHR Capital Partners (500) LP, as collateral agent.
     1. Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall become exercisable, in whole or in part, in the event that (i) the Agreement of Merger, dated as of April 30, 2009, by and among ComVest NationsHealth Holdings, LLC,

NationsHealth Acquisition Corp. and the Company (the “Merger Agreement”) is terminated, (ii) the Issuers do not pay all of the outstanding principal and accrued and unpaid interest that become due under the Bridge Loan on or before the Maturity Date or the applicable due date and (iii) Parent shall have exercised its option to convert the outstanding obligations under the Bridge Loan into shares of Series A-1 Preferred Stock pursuant to the terms of the Merger Agreement (the “Warrant Exercisability Date”), and shall remain exercisable until 5:00 p.m. Eastern time on the tenth (10th) anniversary of the Warrant Exercisability Date, and shall be void thereafter; provided however, this Warrant shall be deemed null and void, and of no further force and effect on the Effective Time (as such term is defined in the Merger Agreement).
     2. Exercise Price. The Exercise Price at which this Warrant may be exercised shall be $0.05 per share of Common Stock, as adjusted from time to time pursuant to Section 11 hereof.
     3. Exercise of Warrant.
          (a) The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part, at any time, or from time to time, during the term hereof as described in Section 1 above, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment (i) in cash or by check acceptable to the, Company, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, or (iii) by a combination of (i) and (ii), of the purchase price of the shares to be purchased.
          (b) This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As promptly as practicable on or after such date, and in any event within five (5) days thereafter, the Company shall, at its expense, issue and deliver to the person or persons entitled to receive the same (i) a certificate or certificates for the number of shares issuable upon such exercise; (ii) in the event that this Warrant is exercised in part, a new Warrant of like tenor representing the portion of the shares of Common Stock, with respect to which this Warrant will not then have been exercised and exercisable for the number of shares for which this Warrant may then be exercised; and (iii) an amount in cash in lieu of any fractional shares as provided in Section 4 hereof.
          (c) Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula (and the Holder shall receive the rights and benefits of a record holder of such shares of Common Stock as described in Section 3(b) hereof):

X =	Y (A – B)

A
X =	the number of shares of Common Stock to be issued to the Holder

Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)
For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal over a five (5) day period ending with the third business day before the date of determination of fair market value. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the per share offering price to the public of the Company’s initial public offering.
          (d) Automatic Exercise. In the event that the Holder does not exercise this Warrant prior to the tenth anniversary of the Warrant Issue Date, to the extent that this Warrant is then exercisable and such exercise would result in the issuance of shares of Common Stock to the Holder, this Warrant shall be deemed automatically exercised for all purposes hereof (including for purposes of Section 3(b) hereof) through a Net Issue Exercise as described in Section 3(c) hereof immediately prior to the time at which it would otherwise expire.
          (e) Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford such rights to the Holder.
     4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.
     5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate issuable upon exercise of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant or stock certificate, the Company at its expense shall execute and deliver, in lieu of this Warrant or stock certificate, a new warrant or stock certificate of like tenor and amount.
     6. Rights of Stockholders to Receive Information; Other Investor Rights. So long as any of the Warrants remain outstanding, the Company shall cause copies of all quarterly and annual financial reports, information, documents, notices sent or made available by the Company to any of its stockholders, all regular and periodic reports, registration statements, and prospectuses filed by the Company with any securities exchanges or with the U.S. Securities and Exchange Commission (the “SEC”), and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in effect on the Warrant Issue Date (“SEC Reports”), to be mailed or made available, as the case may be, to the Holders promptly upon their becoming available and at the request of the Holder. The Company shall make all such information available to investors, securities analysts and broker dealers who request it in writing.
          At such time as the Company is not subject to the requirements of Section 13 or Section 15(d) of the Exchange Act, the Company shall enter into such agreements with the Holders as would provide the Holders with rights and benefits substantially similar to those provided under Article 4 (Tag-Along) of the Preferred Right of First Refusal and Co-Sale Agreement, entered into as of April 30, 2009, and Article 2 (Preemptive Rights) of the Preferred Stock Investor Rights Agreement, entered into as of April 30, 2009, as well as annual and monthly financial statements and other operating reports and information of the Company on such terms and conditions as such information is provided by the Company to any stockholder.
     7. Transfer of Warrant.
          (a) Warrant Register. The Company will maintain a register (the “Warrant Register”) containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change his or her address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.
          (b) Closing of Books. The Company will at no time close its transfer books in any manner which interferes with the timely exercise of the rights represented by this Warrant.
          (c) Transferability and Nonnegotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Act”), title to this Warrant may be transferred by endorsement (by the Holder executing the Assignment Form annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
          (d) Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers contained in this Section 7, the Company at its expense shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder may direct, for the number of shares issuable upon exercise hereof.
          (e) Issue Tax. The issuance of certificates for shares of Common Stock upon the total or partial exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof (not including any income or capital tax).
          (f) Compliance with Securities Laws. The Holder of this Warrant, by acceptance hereof acknowledges that this Warrant and the shares of Common Stock or Common Stock to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock or Common Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Act or any state securities laws.
     8. Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the “Certificate”) to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein) and will not be subject to any preemptive rights. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of this Warrant.
     9. Notices.
          (a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 11 hereof, the Company shall issue a certificate signed by its Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by certified or registered mail, postage prepaid) to the Holder of this Warrant.

          (b) In case:
               (i) The Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or
               (ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or
               (iii) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record-of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed by certified or registered mail, postage prepaid at least 15 days prior to the date therein specified.
          (c) All such notices, advices and communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery and (ii) in the case of mailing, on the third business day following the date of such mailing.
     10. Amendments.
          (a) Any term of this Warrant may be amended only by an instrument in writing signed by the Company and the Holder. Any amendment effected in accordance with this Section 10 shall be binding upon each holder of any of the Warrants, each future Holder of all such Warrants, and the Company.
          (b) No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
     11. Adjustments. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as follows:
          11.1 Consolidation, Merger, Sale of Assets, etc. If at any time while this Warrant, or any portion hereof, is outstanding and unexpired, there shall be (i) a reorganization

(other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 11. The foregoing provisions of this Section 11.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. In addition, if at any time while this Warrant, or any portion hereof, is outstanding and unexpired, (A) there shall be any transaction (other than the occurrence of conversion of the Bridge Loan as of the Warrant Exercisability Date) as described in clauses (ii) or (iii) above that constitutes a Sale of the Company and also constitutes either (x) a Liquidation Event, (y) an Acquisition or (z) an Asset Transfer (as each such term is defined in the Certificate of Designation for the Series A-1 Preferred Stock) for the Series A-1 Preferred Stock and the Series A-1 Preferred Stock is converted or redeemed for the Liquidation Amount (as defined in the Certificate of Designation for the Series A-1 Preferred Stock), and (B) this Warrant has not been exercised prior to the consummation thereof, this Warrant shall be deemed to be automatically exercised in whole through Net Issue Exercise as described in Section 3(c) hereof. The Company agrees that such shares to be issued to the Holder upon Net Issue Exercise as a result of a transaction described in clauses (ii) or (iii) above shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date of such transaction.
               A “Sale of the Company” shall mean the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire (a) Capital Stock (as defined in the Preferred Stock Right of First Refusal and Co-Sale Agreement) of the Company possessing the voting power under normal circumstances to elect a majority of the Company’s Board of Directors (whether by merger, consolidation or sale or transfer of the Capital Stock) or (b) all or substantially all of the Company’s assets determined on a consolidated basis. For purposes of this definition, “independent third party” means any

Person who, immediately prior to such contemplated transaction, (w) does not own or have any voting or economic rights with respect to more than five percent (5%) of the Capital Stock on a fully-diluted and as converted to Common Stock basis, (x) is not an Affiliate of any Person who owns or has any voting or economic right with respect to more than five percent (5%) of the Capital Stock on a fully-diluted and as converted to Common Stock basis, (y) is not Parent, and (z) is not an Affiliate of Parent.
          11.2 Intentionally Omitted.
          11.3 Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 11.
          11.4 Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.
          11.5 Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the Holders of the securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property of the Company that such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11.
          11.6 Additional Adjustments. In the event the Company issues any Common Stock or securities exchangeable or convertible into shares of Common Stock after the Warrant Exercisability Date, the Exercise Price shall be reduced so that the aggregate number of shares of Common Stock issued upon exercise of the Note Warrants shall be equal to 10.0% of the issued and outstanding shares of Common Stock immediately following such issuance (determined on a fully diluted and as converted to Common Stock basis assuming full conversion or exercise of all of the Company’s convertible securities and Options, including the Series A-1 Preferred Stock issuable under the Bridge Loan and the Note Warrants, and, excluding the Notes).
          11.7 Other Dilutive Events. In case any event shall occur as to which the provisions of Section 11 are not strictly applicable but failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such actions, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (such firm to be subject to the approval of the Holder), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 11, necessary to preserve, without dilution, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.
          11.8 Treatment of Stock Dividends, Stock Splits, Etc. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, additional shares of Common Stock issued pursuant to this Section 11 shall be deemed to have been issued (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (ii) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.
          11.9 Certificate as to Adjustments; Issuance of New Warrant. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant (i) a certificate signed by any senior executive of the Company setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (ii) a new Warrant of like tenor representing the number of shares of Common Stock into which this Warrant is exercisable after giving effect to any and all such adjustments and readjustments.
          11.10 No Dilution or Impairment. The Company will not, by amendment of its Certificate or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of the Warrants from time to time outstanding, and (c) will not take any action which results in any adjustment of the Exercise Price if the total number of shares of Common Stock issuable after the action upon the exercise of the Warrant would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate and available for the purpose of issue upon such exercise. The Company shall also give written notice to the Holder at least ten (10) days prior to the date on which any such voluntary action described in the first sentence of this Section 11.10 shall take place.
     12. Registration Rights and Registration of Common Stock. Upon exercise of this Warrant, the Holder shall have and be entitled to exercise, together with all other holders of Registrable Securities possessing registration rights under that certain Registration Rights Agreement, dated as of February 28, 2005, by and among the Company and the parties who have executed the counterpart signature pages thereto or are otherwise bound thereby (the “Registration Rights Agreement”), the rights of registration granted under the Registration Rights Agreement to Registrable Securities (with respect to the shares of Common Stock issuable upon exercise of this Warrant). In the event that the Holder provides notice to the Company requesting that the Company register this Warrant or the shares of Common Stock into which this Warrant is exercisable, the Company agrees to make such modifications to this Warrant as are requested by the Holders to facilitate registration, distribution and transfer, of this Warrant including, among other things, to provide for the appointment of an agent (the “Warrant Agent”) for the purpose of maintaining the Warrant Register referred to in Section 7(a) hereto, issuing shares of Common Stock or other securities then issuable upon exercise of this Warrant, exchanging this Warrant, replacing this Warrant, or any or all of the foregoing. Thereafter, any such registration, issuance, or replacement, as the case may be, shall be made at the office of the Warrant Agent. If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the Act) before such shares may be issued upon exercise, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be. At any such time as Common Stock is listed on any national securities exchange, the Company will, at its expense, obtain promptly and maintain the approval for listing on each such exchange, upon official notice of issuance, the shares of Common Stock issuable upon exercise of the then outstanding Warrants and maintain the listing of such shares after their issuance; and the Company will also list on such national securities exchange, will register under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will maintain such listing of, any other securities that at any time are issuable upon exercise of the Warrants, if and at the time that any securities of the same class shall be listed on such national securities exchange by the Company.
     13. Legend. The Company covenants that all shares of Common Stock which may be issued upon exercise of this Warrant will be, upon payment of the Exercise Price and issuance thereof, fully paid, non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof, provided that until (i) the shares of Common Stock into which this Warrant may be exercised have been transferred pursuant to Rule 144 under the Act, (ii) the shares of Common Stock into which this Warrant may be exercised may be transferred pursuant to Rule 144 under the Act in a single transaction without being subject to any volume or holding period limitations, or (iii) a registration statement under the Act is effective relating to the transfer of such shares of Common Stock into which this Warrant may be exercised, certificates evidencing the shares of Common Stock into which this Warrant may be exercised may bear the following or a substantially similar legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW WITH RESPECT THERETO, (II) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT (III) UPON THE ADVICE OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER”
The Company agrees that the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any shares of Common Stock into which this Warrant may be exercised upon which it is stamped if (a) such shares of Common Stock into which this Warrant may be exercised may be transferred pursuant to an effective registration statement under the Securities Act; (b) such holder provides the Company with reasonable assurances that such shares of Common Stock into which this Warrant may be exercised can be transferred pursuant to Rule 144; or (c) such holder receives advice of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such shares of Common Stock into which this Warrant may be exercised may be made without registration under the Securities Act. In the event the above legend is removed from any shares of Common Stock into which this Warrant may be exercised and thereafter the effectiveness of a registration statement covering such shares of Common Stock into which this Warrant may be exercised is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to the holders of shares of Common Stock into which this Warrant may be exercised, the Company may require that the above legend be placed on any such shares of Common Stock into which this Warrant may be exercised that cannot then be sold pursuant to an effective registration statement or pursuant to Rule 144 and the holders thereof shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such shares of Common Stock into which this Warrant may be exercised may again be transferred pursuant to an effective registration statement or pursuant to Rule 144.
     14. Intentionally Omitted.
     15. Remedies. In case any one or more of the covenants and agreements contained in this Warrant is breached, the Holder may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.
     16. Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which will remain in full force and effect.

     17. Successors and Assigns. The provisions of this Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.
     18. Further Assurances. The Company agrees that it will execute and record such documents as the Holder shall reasonably request to secure for the Holder any of the rights represented by this Warrant.
     19. Descriptive Headings and Governing Law. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to conflicts of law provisions.

     IN WITNESS WHEREOF, NationsHealth, Inc. has caused this Warrant to be executed by its officers thereunto duly authorized by its board of directors, and the undersigned has accepted this Warrant and the terms and conditions hereof by their execution in the space provided below.
Dated: April 30, 2009

HOLDER: MHR CAPITAL PARTNERS MASTER ACCOUNT LP
By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Vice President

NationsHealth, Inc.
By:	/s/ Glenn Parker
Glenn Parker
CEO